EXHIBIT 95

Mine Safety and Health Administration Safety Data

We believe that we have some of the safest producing operations in the world. Safety is a core value at our parent company, Arch Coal, Inc. (“Arch Coal”) and at each of its subsidiary operations. We have in place a comprehensive safety program that includes extensive health & safety training for all employees, site inspections, emergency response preparedness, crisis communications training, incident investigation, regulatory compliance training and process auditing, as well as an open dialogue between all levels of employees. The goals of our processes are to eliminate exposure to hazards in the workplace, ensure that we comply with all mine safety regulations, and support regulatory and industry efforts to improve the health and safety of our employees along with the industry as a whole.

The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (Mine Act). MSHA inspects our mines on a regular basis and issues various citations, orders and violations when it believes a violation has occurred under the Mine Act. We present information below regarding certain mining safety and health violations, orders and citations, issued by MSHA and related assessments and legal actions and mine-related fatalities with respect to our coal mining operations. In evaluating the above information regarding mine safety and health, investors should take into account factors such as: (i) the number of citations and orders will vary depending on the size of a coal mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process are often reduced in severity and amount, and are sometimes dismissed.

The table below sets forth for the three months ended March 31, 2012 for each coal mine of Arch Western Resources, LLC and its subsidiaries, the total number of: (i) violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act for which the operator received a citation from MSHA; (ii) orders issued under section 104(b) of the Mine Act; (iii) citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act; (iv) flagrant violations under section 110(b)(2) of the Mine Act; (v) imminent danger orders issued under section 107(a) of the Mine Act; (vi) proposed assessments from MHSA (regardless of whether Arch Coal has challenged or appealed the assessment); (vii) mining-related fatalities; (viii) notices from MSHA of a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of the Mine Act; (ix) notices from MSHA regarding the potential to have a pattern of violations as referenced in (viii) above; and (x) pending legal actions before the Federal Mine Safety and Health Review Commission (as of March 31, 2012) involving such coal or other mine, as well as the aggregate number of legal actions instituted and the aggregate number of legal actions resolved during the reporting period. Each legal action is assigned a docket number by the Federal Mine Safety and Health Review Commission and may have as its subject matter one or more citations, orders, penalties or complaints.

Mine or Operating Name / MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed (in thousands) ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern of Violations Under Section 104(e) (yes/no)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)	Legal Actions Pending as of Last Day of Period(1) (#)
Active Operations
Skyline Mine #3 / 42-01566	1	—	—	—	—	0.9	—	No	No	—	—	1
Sufco / 42-00089	3	—	—	—	—	7.3	—	No	No	—	—	4
Dugout Canyon Mine / 42-01890	6	—	—	—	—	—	—	No	No	—	2	8
Dugout Castle Valley Prep Plant / 42-02455	—	—	—	—	—	—	—	No	No	—	—	—
Arch of Wyoming Seminoe II / 48-00828	—	—	—	—	—	0.2	—	No	No	—	—	—
Arch of Wyoming Elk Mountain / 48-01694	—	—	—	—	—	—	—	No	No	—	—	—
Black Thunder / 48-00977	—	—	—	—	—	—	—	No	No	2	—	5
Coal Creek / 48-01215	1	—	—	—	—	—	—	No	No	—	—	—
West Elk Mine / 05-03672	19	—	—	—	—	47.1	—	No	No	1	21	28

(1)                              See table below for additional details regarding Legal Actions Pending as of March 31, 2012.

Mine or Operating Name/MSHA Identification Number	Contests of Citations, Orders (as of December 31, 2011)	Contests of Proposed Penalties (as of December 31, 2011)	Complaints for Compensation (as of December 31, 2011)	Complaints of Discharge, Discrimination or Interference (as of December 31, 2011)	Applications for Temporary Relief (as of December 31, 2011)	Appeals of Judges’ Decisions or Orders (as of December 31, 2011)
Skyline Mine #3 / 42-01566	—	1	—	—	—	—
Sufco / 42-00089	—	4	—	—	—	—
Dugout Canyon Mine / 42-01890	1	7	—	—	—	—
Black Thunder / 48-00977	—	5	—	—	—	—
West Elk Mine / 05-03672	4	24	—	—	—	—